United States Steel Corporation
Non Tax-Qualified Retirement Account Program
Effective December 31, 2006, Amended and Restated Effective January 1, 2016

1.    History and Purpose
United States Steel Corporation established the United States Steel Corporation Non Tax‑Qualified Retirement Account Program (the “Program”), and hereby amends and restates the Program effective January 1, 2016, as set forth herein. The Program was previously amended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

The purpose of this Program is to compensate individuals for the loss of Retirement Account contributions under the United States Steel Corporation Savings Fund Plan for Salaried Employees (“Savings Fund Plan”) or the U. S. Steel Tubular Services Savings Plan (“Tubular Plan”) (collectively, “Savings Plans”) that occurs due to certain limits established under the Code or that are required under the Code. The term “Corporation” shall mean United States Steel Corporation and any other company that is a participating employer in the Savings Plans.

2.    Eligibility
Except as otherwise provided herein, an individual is a “Member” of the Program if he or she is an employee of the Corporation who is eligible to participate in the Savings Plans and is not permitted to receive Retirement Account contributions to the Savings Plans at least equal to the maximum rate of Retirement Account contributions applicable to his or her age because of the limitations of the Code.

Subject to the consent requirement outlined below, a Member shall be eligible to receive a distribution of the value of the Member’s benefit accrued under the Program if the Member retires or otherwise terminates employment from the Corporation after completing three years of continuous service as defined in the Savings Plans. For terminations of employment prior to February 21, 2011, benefits shall not be payable under this Program with respect to a Member who terminates employment with the Corporation prior to age 60, unless the Corporation consents to the termination of employment; provided, however, that such consent is not required for terminations on account of: (a) death, or (b) involuntary termination, other than for cause.

3.    Amount of Benefits
The benefit accrued under the Program for a Member shall be equal to the amount of Corporation contributions and investment earnings credited to the Member’s Non Tax-Qualified Retirement Account (“Account”) established under the Program.

a.    Corporation Contributions to the Non Tax-Qualified Retirement Account
With respect to a month in which a Member’s ability to receive the full Retirement Account contributions applicable to his or her age is restricted by law (including the limitations under Code sections 401(a)(17) and 415(c)) the full Retirement Account contribution which would otherwise have been deposited into the Savings Plans on behalf of the Member will be credited for such month to the

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Member’s account under the Program. The amount to be credited shall be equal to the greater of:

1.
the product of the Member’s monthly base salary that, on a year-to-date basis, is in excess of the Code section 401(a)(17) annual compensation limit for the year, multiplied by the applicable age-weighted crediting rate in effect for the Member, as shown below:

Participants in the Savings Fund Plan

Age at Beginning of Month	Crediting Rate under Program
Less than 35 years	4.75%
35 to less than 40	6.00%
40 to less than 45	7.25%
45 and above	8.50%

Participants in the Tubular Plan – Crediting Rate is 4%

2.	the amount of Retirement Account contribution which could not be contributed to the Savings Plans as a result of the applicable limit under Code section 415(c).

Any amount credited to a Member’s Account will be subject to the requirements and limitations of Code section 409A and the Treasury Regulations thereunder. Effective July 1, 2009, when calculating the amount to be credited for a month to a Member’s account, the amount of the Member’s monthly base salary shall be deemed to be not less than his or her monthly base salary in effect on June 30, 2009, to the extent necessary to avoid the adverse effects of the temporary reduction in base salary effective July 1, 2009.

b.    Investment Earnings in the Non Tax-Qualified Retirement Account
A Member’s Account shall be credited with investment earnings in the same manner as if the balance in the Account had been invested in the default investment fund under the Savings Plan applicable to the Member. The number of shares to be credited to a Member’s Account in the Program (book entry only) will be calculated using the amount of contribution and the net asset value of the applicable investment fund at markets close on the processing date.

4.    Form of Benefit and Timing of Distribution

a.	Lump Sum Distribution and Annuity Option for Benefits Accruing Through August 31, 2013
Subject to section 4.c. below, with respect to benefits accrued from December 31, 2006 through August 31, 2013, a Member shall receive, upon the Member’s termination of employment from the Corporation, a lump sum distribution of the benefits payable to him or her under the Program. The payment date shall be on the last business day of the calendar month following the month in which such termination of employment occurred.

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Notwithstanding the foregoing specified form of payment, with respect to benefits accrued from December 31, 2006 through August 31, 2013, and subject to section 4.c. below, a Member may irrevocably elect to receive such benefits payable in the form of a single life annuity. An election may not become effective for 12 months from the date on which it is made, and such election must be submitted to the Corporation more than 12 months prior to the date the benefits are otherwise scheduled to be paid. In addition, the payment date elected for the commencement of monthly annuity installment payments must be deferred for a minimum of five years from the date such benefits would otherwise have been paid. The Member shall also have the right to elect among actuarially equivalent life annuity forms of payment, which election may be made at any time when the Member has made a valid election to receive an annuity form of payment.

Monthly annuity payments shall be calculated using reasonable actuarial assumptions uniformly applied as determined by the Program administrator, by dividing the employee’s accrued benefits as of the most recent valuation date by their life expectancy per the applicable mortality table under the Corporation’s tax-qualified pension plan (i.e., the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003)), and adjusted annually to reflect any investment earnings.  The same reasonable actuarial assumptions and methods will be used in valuing each annuity payment option, in determining whether the payments are actuarially equivalent.

In the event a Member dies prior to termination of employment, the benefits shall be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution. The payment date shall be on the last business day of the calendar month following the month in which such death occurred.

In the event a Member dies after termination of employment but prior to receiving the benefits credited to his or her account under the Program, the benefits shall be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution on the last business day of the calendar month following the month in which the Member’s termination of employment occurred.

b.	Annuity Distribution and Lump Sum Option for Benefits Accruing On and After September 1, 2013
Subject to section 4.c. below, with respect to benefits accrued on and after September 1, 2013, a Member shall receive, upon the Member’s termination of employment from the Corporation, a single life annuity distribution of the benefits payable to him or her under the Program. The payment date for commencement of monthly annuity installment payments shall be on the first regularly scheduled payroll date of the second calendar month following the month in which such termination of employment occurred.

Monthly annuity payments shall be calculated using reasonable actuarial assumptions uniformly applied as determined by the Program administrator, by dividing the employee’s accrued benefits as of the most recent valuation date by

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their life expectancy per the applicable mortality table under the Corporation’s tax-qualified pension plan (i.e., the United States Steel Corporation Plan for Employee Pension Benefits (Revision of 2003)), and adjusted annually to reflect any investment earnings.  The same reasonable actuarial assumptions and methods will be used in valuing each annuity payment option, in determining whether the payments are actuarially equivalent.

Notwithstanding the foregoing specified form of payment, with respect to benefits that may accrue on and after September 1, 2013, and subject to section 4.c. below, an employee may receive such benefits in the form of a lump sum payment on the last business day of the calendar month following the month in which termination of employment occurred, provided the employee makes a timely benefit election. For employees in the Program on July 31, 2013, a one‑time irrevocable election to receive a lump sum payment must be made prior to September 1, 2013 in order to be valid. For employees who become eligible to participate in the Program after July 31, 2013, the one‑time irrevocable election must be made within 30 days after the individual becomes eligible and will be effective with respect to benefits accruing subsequent to the election.

In the event a Member dies prior to termination of employment, the benefits shall be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution. The payment date shall be on the last business day of the calendar month following the month in which such death occurred.

In the event a Member dies after termination of employment but prior to receiving the benefits credited to his or her account under the Program, the benefits will be paid to the Member’s surviving spouse (or to the Member’s estate, if there is no surviving spouse) in the form of a lump sum distribution on the last business day of the calendar month following the month in which the Member’s termination of employment occurred.

c.    Delay in Payment to Specified Employees
In the case of any Member who is determined by the administrator to be a “specified employee” (as defined in Code section 409A(a)(2)(B)(i) and the regulations thereunder), no amount of such Member’s distribution shall be distributed as described in sections 4.a. or 4.b. above, but rather shall be payable (or payments shall commence in the case of an annuity form of payment) on the first business day of the seventh month following the date of the Member’s termination of employment (or, if earlier, the last business day of the calendar month following the month of the Member’s death). During this six-month delay period, earnings will accrue and be payable, on the date specified in the preceding sentence, on the balance due in the same manner as if the balance in the Account had been invested as provided in section 3.b. above. In the case of an annuity form of payment, installments otherwise payable in the first six months following separation from service shall be accumulated and paid on the first business day of the seventh month following the date of the Member’s termination of employment (or, if earlier, the last business day of the calendar month following the month of the Member’s death).

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d.	Full and Final Settlement
Any lump sum distribution payable as described above following termination of employment or death shall represent full and final settlement of all benefits provided under the Program.

e.	Termination of Employment
For purposes of this section 4, the term “termination of employment” shall mean a “separation from service” as that term is used under section 409A(a)(2)(A)(i) of the Code and the regulations thereunder.

5.    General Provisions
a.    Administration
The Vice President - Administration, United States Steel and Carnegie Pension Fund, is responsible for the administration of this Program. The administrator shall decide all questions arising out of and relating to the administration of this Program. The decision of the administrator shall be final and conclusive as to all questions of interpretations and application of the Program.

b.    Amendment or Termination of Program
The Corporation reserves the right to make any changes in this Program or to terminate this Program as to any or all groups of employees covered under this Program, but in no event shall such amendment or termination adversely affect the vested or non-vested benefits accrued hereunder prior to the effective date of such amendment or termination. If the Program is terminated, employees who are (or were) covered under this Program will continue to accrue eligibility service under the Program for purposes of satisfying the age 60 requirement that was in effect for terminations of employment prior to February 21, 2011, and/or the three-year service requirement as long as they remain employed with the Corporation, their participating employer, or any member of the controlled group that includes the Corporation. Any amendment to this Program which changes this Program (including any amendment which increases, reduces or alters the benefits of this Program) or any action which terminates this Program to any or all groups shall be made by a resolution of the United States Steel Corporation Board of Directors (or any authorized committee of such Board) adopted in accordance with the bylaws of United States Steel Corporation and the corporation law of the state of Delaware.

c.    No Guarantee of Employment
Neither the creation of this Program nor anything contained herein shall be construed as giving an individual hereunder any right to remain in the employ of the Corporation.

d.    Nonalienation
No benefits payable under this Program shall be subject in any way to alienation, sale, transfer, assignment, pledge, attachment, garnishment, execution, or encumbrance of any kind by operation of law or otherwise. However, this section shall not apply to portions of benefits applied to satisfy (i) obligations for withholding of employment taxes, or (ii) obligations under a qualified domestic relations order.

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e.    No Requirement to Fund
Benefits provided by this Program shall be paid out of general assets of the Corporation. No provisions in this Program, either directly or indirectly, shall be construed to require the Corporation to reserve, or otherwise set aside, funds for the payment of benefits hereunder.

f.    Controlling Law
To the extent not preempted by the laws of the United States of America, the laws of the Commonwealth of Pennsylvania shall be the controlling state law in all matters relating to this Program.

g.    Severability
If any provisions of this Program shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Program, but this Program shall be construed and enforced as if such illegal or invalid provision had never been included herein.

h.    Exclusive Provisions of Program
The provisions contained herein constitute the complete and exclusive statement of the terms of this Program. There are no written or oral representations, promises, statements or commitments, other than those expressly set forth herein, with respect to benefits provided by this Program. All reliance by any individual concerning the subject matter of this Program shall be solely upon the provisions set forth in this document.

i.    Code Section 409A
This Program shall be interpreted and administered in accordance with section 409A of the Code and the regulations and interpretations that may be promulgated thereunder.

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